FOR:	Education Management LLC
COMPANY CONTACTS:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Education Management LLC Reports Fiscal 2009 First Quarter Results

Pittsburgh, PA, November 12, 2008 -- Education Management LLC, one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended September 30, 2008. Net revenues rose 20.2% to $434.2 million from the first quarter of fiscal 2008 with October enrollment of over 110,800 students, up 15.6% from the same period in the prior year.

Todd S. Nelson, President and Chief Executive Officer of Education Management, commented, “We continue to see strong demand for our academic programs across all of our education systems. During October, our enrollment crossed the 100,000 student milestone. Our ability to attract and serve a record number of students speaks highly to the strength of our academic offerings as well as the recognition of our commitment to student and graduate success.”

Financial Highlights

•
Net revenues for the three months ended September 30, 2008 increased 20.2% to $434.2 million, compared to $361.3 million for the same period a year ago. This increase was impacted by a 16.6% increase in student enrollment and an approximate 5% increase in tuition rates.

•
For the first quarter of fiscal 2009, the Company recorded a net loss of $3.4 million as compared to a net loss of $5.8 million in the prior year period. Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased slightly from $59.6 million in the first quarter of fiscal 2007 to $59.4 million for the quarter ended September 30, 2008. The Company’s long-term investments in marketing and admissions and new campus locations, as well as higher bad debt expenses, impacted EBITDA for the first quarter of fiscal 2009.

•
At September 30, 2008, cash and cash equivalents were $349.0 million as compared to $236.0 million at June 30, 2008. There were outstanding borrowings of $180.0 million under the revolving credit facility at September 30, 2008 as compared to $120.0 million at June 30, 2008. The Company borrows against the revolving credit facility at each fiscal year-end for regulatory purposes and repays outstanding amounts at the beginning of the next fiscal year. The Company also borrowed against the revolving credit facility in September 2008 as a pre-cautionary measure due to the current state of the capital markets.

•
Cash flow from operations for the three month period ended September 30, 2008 was $108.5 million compared to $185.0 million in the prior year period. The decrease in operating cash flows as compared to the prior year period was primarily due to the timing of receipts of federally guaranteed student loans and grants along with an increase in tax payments from the prior year.

•
On a cash-basis, capital expenditures were $50.8 million, or 11.7% of net revenues, for the three months ended September 30, 2008 compared to $32.8 million, or 9.1% of net revenues, in the prior year. The Company is lowering previous guidance on capital expenditures for fiscal 2009 and now projects capital expenditures to be approximately 6% to 8% of net revenues.

The presentation of EBITDA does not comply with U.S. generally accepted accounting principles (GAAP). For an explanation of EBITDA and Adjusted EBITDA (used for covenant compliance), and a reconciliation to net income, the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Student Enrollment

At the start of the current October quarter (second quarter of fiscal 2009), total enrollment at our schools was over 110,800 students, a 15.6% increase from the same time last year. Same-school enrollment (schools with enrollment for one year or more) increased 13.4% to over 108,700 students. Students enrolled in fully online programs increased 50.1% to approximately 19,500 students.

	2008	2007	Percentage
	October	October	Change
Total enrollment	110,800	95,900	15.6%
Same-school enrollment(1)	108,700	95,900	13.4%
Students enrolled in fully online programs	19,500	13,000	50.1%

(1) Schools with enrollment for one year or more.

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2009 first quarter on Thursday, November 13, 2008 at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2125 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

About Education Management

Education Management (www.edmc.com), with over 110,800 students as of October 2008, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 88 locations in 28 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

— Tables to Follow —

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FISCAL FIRST QUARTER
(Dollars in millions) (Unaudited)

	For the three months ended September 30,
	2008	2007
Net revenues	$434.2	$361.3

Costs and expenses:
Educational services	253.5	205.6
General and administrative	121.3	96.1
Depreciation and amortization	26.6	28.3
Total costs and expenses	401.4	330.0

Income before interest and income taxes	32.8	31.3
Net interest expense	38.3	40.7

Loss before income taxes	(5.5)	(9.4)
Provision for income taxes	(2.1)	(3.6)

Net loss	$(3.4)	$(5.8)

Note: Certain prior year amounts have been reclassified to conform to the current year’s presentation

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED CASH FLOW DATA - FISCAL FIRST QUARTER
(Dollars in millions) (Unaudited)

	For the three months ended
	September 30,
	2008	2007
Net cash flows provided by operations	$108.5	$185.0
Depreciation and amortization (1)	26.6	28.3
Capital expenditures (2)	(50.8)	(32.8)

(1) Includes non-cash charges related to fixed asset impairments of $4.8 million in the 2007 period.
(2) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA - FISCAL FIRST QUARTER
(Dollars in millions) (Unaudited)

	As of September 30,
	2008	2007
Cash and cash equivalents	$349.0	$308.4
Current assets	579.8	460.2
Total assets	4,227.0	4,035.2
Current liabilities	639.2	504.0
Revolving credit facility	180.0	--
Long-term debt (including current portion)	1,898.2	1,936.8
Members’ equity	1,347.0	1,293.1

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures
EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, taxes and depreciation and amortization, including amortization of intangible assets. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes that EBITDA provides more comparability between our historical results and results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the three months ended September 30,
	2008	2007
Net loss	$(3.4)	$(5.8)

Net interest expense	38.3	40.7
Income tax benefit	(2.1)	(3.6)
Depreciation and amortization (1)	26.6	28.3
EBITDA	$59.4	$59.6
(1) Includes non-cash charges related to fixed asset impairments of $4.8 million in the 2007 three-month period.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to Adjusted EBITDA for Covenant Compliance
(Dollars in millions) (Unaudited)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing our outstanding senior notes and senior subordinated notes and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

For the twelve
months ended
September 30,
2008
Net income	$67.1

Interest expense, net	155.3
Provision for income taxes	42.7
Depreciation and amortization (1)	98.6

EBITDA	363.7

Reversal of impact of unfavorable leases (2)	(1.5)
Advisory fees (3)	5.0
Severance and relocation	3.4
Capital taxes	1.3
Other	1.7

Adjusted EBITDA - Covenant Compliance	$373.6

(1)	Includes non-cash charges related to fixed asset impairments of $0.7 million.
(2)
Represents non-cash reduction to rent expense due to the amortization on $7.3 million of unfavorable lease liabilities resulting from fair value adjustments required under SFAS No. 141 as part of the Transaction.

(3)	Represents advisory fees incurred under a management advisory agreement with affiliates of certain of our shareholders in connection with the Transaction as of June 1, 2006.